UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 14, 2010

VALLEY NATIONAL BANCORP

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-11277	22-2477875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1455 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

(973) 305-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2010, at the Annual Meeting of shareholders of Valley National Bancorp (the “Company”), the Company’s 2010 Executive Incentive Plan (the “Plan”) was approved and adopted by a vote of the Company’s shareholders. The Plan was approved by the Board of Directors on March 2, 2010, subject to shareholder approval at the 2010 Annual Meeting. The Plan is designed to comply with Internal Revenue Code Section 162(m) and the regulations thereunder. Section 162(m) provides that the Company is not entitled to an income tax deduction for annual compensation in excess of $1,000,000 paid by the Company to our named executive officers unless such compensation was pursuant to a plan which has been approved by our shareholders.

The Plan creates on January 1 of each year a bonus pool consisting of 5% of the income before income taxes which may be earned by us in the coming year. The bonus pool is then split into shares by the Compensation and Human Resources Committee (the “Compensation Committee”), which will administer the Plan, and awarded to participants prior to 90 days after the beginning of the calendar year in which the bonus pool will be earned. The Compensation Committee is not required to award 100 percent of the bonus pool and after shares are awarded in the pool the Compensation Committee retains the right, in its sole discretion, to reduce (but not to increase) the amount of any award until it is paid to an executive. The bonus pool of 5% of income before income taxes is expected to be used for bonuses to our named executive officers and other senior officers. The Compensation Committee anticipates that it will exercise its negative discretion to pay out significantly less than the entire bonus pool. Although the Plan has been designed to allow us to retain the tax deductibility of certain compensation in excess of $1,000,000 per year paid to our named executive officers, the Company expects that it will pay bonuses and award restricted stock under the Plan to named executive officers and other senior officers with compensation below that threshold. The Compensation Committee presently expects it would decide the dollar amount of the award to be received by the executive after the Committee measures performance at the end of the year against a variety of criteria established earlier in the year.

The foregoing description of the Plan is merely a summary. The full terms of the Plan are contained in Exhibit 10, which is incorporated by reference in this Item 5.02.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On April 14, 2010, the Annual Meeting of shareholders of the Company was held. A total of 124,608,653 of the Company’s shares were present or represented by proxy at the meeting. The Company’s shareholders took the following actions:

Proposal #1 – Voted on the election of 15 persons, named in the Proxy Statement, to serve as directors of Valley for the ensuing year constituting the entire Board of Directors. The following is a list of directors elected at the Annual Meeting with the number of votes “For” and “Against/Withheld” as well as the number of abstentions and broker non-votes.

	Number of Votes
Name	For	Against/Withheld	Abstentions/Broker Non-Votes
Andrew B. Abramson	89,003,443	2,848,734	32,756,476
Pamela R. Bronander	88,849,969	3,002,207	32,756,477
Eric P. Edelstein	89,986,180	1,865,997	32,756,476
Mary J. Steele Guilfoile	88,993,832	2,858,345	32,756,476
Graham O. Jones	88,325,385	3,526,792	32,756,476
Walter H. Jones, III	88,989,657	2,862,519	32,756,477
Gerald Korde	89,142,431	2,709,746	32,756,476
Michael L. LaRusso	90,267,332	1,584,845	32,756,476
Marc J. Lenner	90,267,168	1,585,009	32,756,476
Gerald H. Lipkin	89,092,613	2,759,564	32,756,476
Robinson Markel	82,581,706	9,270,471	32,756,476
Richard S. Miller	71,742,182	20,109,995	32,756,476
Barnett Rukin	89,127,455	2,724,721	32,756,477
Suresh L. Sani	90,127,806	1,724,370	32,756,477
Robert C. Soldoveri	90,365,338	1,486,839	32,756,476

Proposal #2 – Ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The number of shares voted “For” and “Against/Withheld” this proposal, as well as the number of abstentions and broker non-votes, is as follows:

Number of Votes
For	122,151,203
Against/Withheld	1,314,696
Abstained	1,132,247
Broker Non-Votes	10,507

Proposal #3 – Approved the Company’s 2010 Executive Incentive Plan.

The number of shares voted “For” and “Against/Withheld” this proposal, as well as the number of abstentions and broker non-votes, is as follows:

Number of Votes
For	79,898,713
Against/Withheld	10,247,551
Abstained	1,705,901
Broker Non-Votes	32,756,488

Proposal #4 – Approved, on a non-binding basis, the compensation of the Company’s named executive officers as determined by the Compensation and Human Resources Committee.

The number of shares voted “For” and “Against/Withheld” this proposal, as well as the number of abstentions and broker non-votes, is as follows:

Number of Votes
For	112,322,891
Against/Withheld	9,873,153
Abstained	2,402,106
Broker Non-Votes	10,503

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10	Valley National Bancorp 2010 Executive Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2010	VALLEY NATIONAL BANCORP

	By:	/S/ ALAN D. ESKOW
Alan D. Eskow
Senior Executive Vice President and Chief Financial Officer